						Exhibit 99.1
Return on Invested Capital ("ROIC") and Economic Return Calculations (dollars in thousands):

	Three Months Ended		Twelve Months Ended		Three Months Ended
	Dec 29,		Sept 29,		Dec 30,
	2018		2018		2017
Operating income, as reported		$36,951		$118,283		$31,557
One-time employee bonus	+	—	+	13,512	+	—
Adjusted operating income		$36,951		$131,795		$31,557
	x	4			x	4

Adjusted annualized operating income		$147,804		$131,795		$126,228
Adjusted effective tax rate	x	15%	x	10%	x	10%
Tax impact		22,171		13,180		12,623
Adjusted operating income (tax effected)		$125,633		$118,615		$113,605

Average invested capital	÷	$862,528	÷	$735,598	÷	$701,635

ROIC		14.6%		16.1%		16.2%
Weighted average cost of capital	-	9.0%	-	9.5%	-	9.5%
Economic return		5.6%		6.6%		6.7%

	Three Months Ended
Average Invested Capital	Dec 29,	Sept 29,	Jun 30,	Mar 31,	Dec 30,	Sept 30,
	2018	2018	2018	2018	2017	2017
Equity	$905,163	$921,143	$882,360	$920,503	$933,849	$1,025,939
Plus:
Debt - current	8,633	5,532	6,365	180,772	179,881	286,934
Debt - long-term	187,567	183,085	180,204	27,217	26,047	26,173
Less:
Cash and cash equivalents	(188,799)	(297,269)	(332,723)	(402,470)	(506,694)	(568,860)
	$912,564	$812,491	$736,206	$726,022	$633,083	$770,186